Exhibit 10.74
ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), executed on March 13, 2009, to be effective as of 12:01 a.m. (Central Time) on April 15, 2009 (the “Effective Time”), is entered into by and among Lariat Services, Inc., a Texas corporation (“LARIAT”), and Clayton Williams Energy, Inc., a Delaware corporation (“CWEI”).  The parties to this Agreement are collectively referred to herein as the “Parties,” or individually as a “Party.”

RECITALS

WHEREAS, each of LARIAT and CWEI holds a 49.5% limited partnership interest (the “LP Interest”) in Larclay, L.P., a Texas limited partnership (“LARCLAY”);

WHEREAS, each of LARIAT and CWEI holds a 50% membership interest (the “LLC Interest” and, together with the LP Interest, the “Interests”) in Larclay GP, LLC, a Texas limited liability company (“GP”);

WHEREAS, pursuant to loans made by LARIAT to LARCLAY, there are (a) a Promissory Note, dated March 31, 2008, in the principal amount of $2,500,000 payable by LARCLAY to LARIAT (the “March 2008 Note”) and (b) a Revolving Promissory Note, dated June 10, 2008, in the principal amount of $5,000,000 payable by LARCLAY to LARIAT (together with the March 2008 Note, the “Notes”);

WHEREAS, in connection with LARCLAY’s ownership and operation of its fleet of drilling rigs, LARIAT is a party to (a) Operating Agreement for Drilling Rigs dated April 20, 2006, between LARCLAY and LARIAT (the “Operating Agreement”) and (b) Consent and Agreement dated April 21, 2006, among LARCLAY, CWEI, LARIAT and Merrill Lynch Capital (collectively with the Operating Agreement, the “Ancillary Agreements”);

WHEREAS, LARIAT desires to transfer to CWEI, and CWEI desires to accept from LARIAT, the Interests, the Notes and the Ancillary Agreements; and

WHEREAS, the Agreement of Limited Partnership of LARCLAY and the Limited Liability Company Agreement of GP will be amended to the extent necessary to reflect the applicable matters set forth above and as contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

ASSIGNMENT AND ASSUMPTION

Section 1.1                   Assignment of Interests, Notes and Ancillary Agreements.  Effective as of the Effective Time, LARIAT hereby assigns, transfers, sets over and delivers to

CWEI all of LARIAT’s right, title and interest in and to the Interests, the Notes and the Ancillary Agreements, and CWEI hereby accepts LARIAT’s right, title and interest in and to the Interests, the Notes and the Ancillary Agreements, provided, however, that LARIAT shall retain the right to all amounts owed by LARCLAY to LARIAT under the Operating Agreement as of the Effective Time.

Section 1.2                   Assumption of Obligations and Liabilities and Operatorship.  CWEI hereby assumes and agrees to timely and fully perform and discharge all duties, obligations and liabilities arising from or related to and whether arising or attributable to periods at, before or after the Effective Time: (a) being Operator under the Operating Agreement, (b) operations of drilling rigs and other services performed for LARCLAY or its affiliates, (c) the Ancillary Agreements, (d) LARIAT’s ownership of the Interests and the Notes and (e) the transactions hereunder or contemplated hereby (collectively, the “Assumed Obligations”).

Section 1.3                   Waiver of Claims.  Except as otherwise expressly provided in this Agreement, CWEI hereby expressly disclaims and waives any and all claims it may have against LARIAT in connection with the Assumed Obligations. Except as otherwise expressly provided in this Agreement and except for accounts payable to LARIAT for ordinary course of business services, LARIAT hereby expressly disclaims and waives any and all claims it may have against CWEI in connection with LARIAT’s ownership of the Interests, the Operating Agreement and the Ancillary Agreements.

Section 1.4                   Transfer of Equipment.  To the extent that, pursuant to the Operating Agreement, equipment owned by LARCLAY is in the possession of LARIAT as of the Effective Time, CWEI will, at its own expense, retrieve such equipment from LARIAT no later than May 31, 2009.  Notwithstanding that equipment owned by LARCLAY may be in the possession of LARIAT on or after the Effective Time, LARIAT shall not be required to maintain insurance coverage for such equipment after the Effective Time.  CWEI shall reimburse LARIAT for all storage costs incurred by LARIAT until the time such equipment is retrieved by CWEI.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Section 2.1                   Representations and Warranties of LARIAT. LARIAT represents and warrants to CWEI as follows:

(a)           Organization, Good Standing and Authority. LARIAT is a corporation duly formed, validly existing and in good standing under the laws of the State of Texas.  The execution and delivery of this Agreement and the consummation by LARIAT of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action by LARIAT.  This Agreement has been duly executed and delivered by LARIAT.  LARIAT has all requisite corporate power and authority to enter into and perform this Agreement, to perform its obligations hereunder and to carry out the transactions contemplated herein.

(b)           Enforceability.  This Agreement constitutes a valid and binding obligation of LARIAT, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity.

(c)           Title.  Except as contemplated by this Agreement, LARIAT has not taken any action to sell or encumber the Interests.

Section 2.2                   Representations and Warranties of CWEI. CWEI represents and warrants to LARIAT as follows:

(a)           Organization, Good Standing and Authority.  CWEI is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.  The execution and delivery of this Agreement and the consummation by CWEI of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action by CWEI.  This Agreement has been duly executed and delivered by CWEI.  CWEI has all requisite corporate power and authority to enter into and perform this Agreement, to perform its obligations hereunder and to carry out the transactions contemplated herein.

(b)           Enforceability.  This Agreement constitutes a valid and binding obligation of CWEI, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity.

Section 2.3                   Survival.  All representations, warranties, covenants and indemnities made by the Parties in this Agreement or pursuant hereto shall survive the consummation of the transactions contemplated hereby.

Section 2.4                   Disclaimer of Representations and Warranties

(a)           THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, OTHER THAN THOSE INCLUDED IN THIS AGREEMENT.  THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT.

(b)           Each of the Parties agrees that the disclaimers contained in this Section 2.4 are “conspicuous” disclaimers.  Any covenants implied by statute or law by the use of the words “grant,” “convey,” “bargain,” “sell,” “assign,” “transfer,” “deliver,” or “set over” or any of them or any other words used in this Agreement or any exhibits hereto are hereby expressly disclaimed, waived or negated.

ARTICLE 3

INDEMNIFICATION

Section 3.1                  Indemnification by LARIAT.  LARIAT shall defend, indemnify and hold harmless CWEI and its affiliates, and all of its and their directors, officers, employees, contractors, agents, and representatives (the “CWEI Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the CWEI Indemnitees as a result of or arising out of the breach of any of the representations or warranties under Section 2.1 of this Agreement or any breach by LARIAT of any of its covenants in this Agreement.  “Loss” or “Losses” shall mean any and all damages, demands, payments, obligations, penalties, assessments, disbursements, claims, costs, liabilities, losses, causes of action, and expenses, including interest, awards, judgments, settlements, fines, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors and costs of investigation and preparation of any kind or nature whatsoever.

Section 3.2                   Indemnification by CWEI.  CWEI shall defend, indemnify and hold harmless LARIAT and its affiliates, and all of its and their directors, officers, employees,  contractors, agents, and representatives (the “LARIAT Indemnitees”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred by any of the LARIAT Indemnitees as a result of or arising out of:

(a)           the breach of any of the representations or warranties under Section 2.2 of this Agreement or any breach by CWEI of any of its covenants in this Agreement;

(b)           the Assumed Obligations; and

(c)           that certain Term Loan and Security Agreement dated as of April 21, 2006, among LARCLAY, as “Borrower,” each of the lenders that is a signatory thereto or which becomes a signatory thereto (the “Lenders”), and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as agent for the Lenders.

Section 3.3                   Indemnification Procedures.

(a)           Any claim for indemnity under this Agreement shall be in writing and specify in reasonable detail the specific nature of the claim for indemnification hereunder (“Claim Notice”).  Any such claim that is described in a Claim Notice shall survive with respect to the specific matter described therein.  Any person claiming indemnification hereunder is referred to herein as the “Indemnified Party” and any person against whom such claims are asserted hereunder is referred to herein as the “Indemnifying Party.”

(b)           If any claim, demand, demand letter, notice of noncompliance or violation, action, suit, investigation, review, or other judicial or administrative proceeding (each, a “Claim”) is asserted or instituted against, or any Loss is sought to be collected from, an Indemnified Party, the Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice.  The failure to give any such Claim Notice shall not otherwise affect the rights of the Indemnified Party to indemnification hereunder unless the Indemnified Party has proceeded to contest, defend or settle such Claim or remedy such a Loss with respect to which it has failed to give a Claim Notice to the Indemnifying Party, but only to the extent the Indemnifying Party is prejudiced thereby.  Additionally, to the extent the Indemnifying Party is prejudiced thereby, the failure to provide a Claim Notice to the Indemnifying Party shall relieve the Indemnifying Party from liability for such Claims and Losses that it may have to the Indemnified Party, but only to the extent the liability for such Claims or Losses is directly attributable to such failure to provide the Claim Notice.

(c)           The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability to the Indemnified Party hereunder with respect to the Claim or Loss, (ii) in the case where Losses are asserted against or sought to be collected from an Indemnifying Party by the Indemnified Party, whether or not the Indemnifying Party shall at its own sole cost and expense remedy such Losses or (iii) in the case where Claims are asserted against or sought to be collected from an Indemnified Party, whether or not the Indemnifying Party shall at its own sole cost and expense defend the Indemnified Party against such Claim; provided however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party.

(d)           If the Indemnifying Party does not give notice to the Indemnified Party of its election to contest and defend any such Claim described in Section 3.3(c)(iii) within the Notice Period, then the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith.

(e)           If the Indemnifying Party is obligated to defend and indemnify the Indemnified Party, and the Parties have a conflict of interest with respect to any such Claim, then the Indemnified Party may, in its sole discretion, separately and independently contest and defend such Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith.

(f)           If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it shall defend the Indemnified Party against a Claim, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such proceedings shall be promptly settled (subject to obtaining a full and complete release of all Indemnified Parties) or prosecuted by it to a final conclusion.  If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense.  If the Indemnified Party joins in any such Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto, as long as such action could not create a liability to any of the Indemnified Parties, in which case, such action would require the prior written consent of any Indemnified Party so affected.

(g)           If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim and in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person as long as such cooperation, counterclaim or cross-complaint could not create a liability to any of the Indemnified Parties.

Section 3.4                                 Exclusive Remedy.  AS BETWEEN LARIAT AND CWEI, (A) THE EXPRESS INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT, WILL BE THE SOLE AND EXCLUSIVE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES WITH RESPECT TO THIS AGREEMENT AND THE EVENTS GIVING RISE THERETO, AND THE TRANSACTIONS PROVIDED FOR THEREIN OR CONTEMPLATED THEREBY AND (B) NEITHER PARTY NOR ANY OF ITS RESPECTIVE SUCCESSORS OR ASSIGNS SHALL HAVE ANY RIGHTS AGAINST THE OTHER PARTY OR ITS AFFILIATES WITH RESPECT TO THE TRANSACTIONS PROVIDED FOR HEREIN OTHER THAN AS IS EXPRESSLY PROVIDED IN THIS AGREEMENT.

ARTICLE 4

MISCELLANEOUS

Section 4.1                   Expenses.  Unless otherwise specifically provided for herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation of this Agreement and the transactions contemplated hereby.

Section 4.2                   Further Assurances.  From time to time after the Effective Time, and without any further consideration, each of the Parties shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement.

Section 4.3                   Headings; References; Interpretation.  All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 4.4                   Successors and Assigns.  The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 4.5                   No Third Party Rights.  The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 4.6                   Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

Section 4.7                   Governing Law; Venue; Jury Trial; and Attorneys’ Fees.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof.   The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Texas and of the United States District Courts in each case located in Dallas County, Texas, for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agrees not to commence any such lawsuit, action or other proceeding except in such courts.  Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of Texas or the United States District Courts in each case located in Dallas County, Texas, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.  Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement is expressly and irrevocably waived.  The Party that substantially prevails on the merits of any action related to this Agreement shall be awarded all of its costs and attorneys’ fees incurred in connection therewith, including those incurred during the investigation, discovery, litigation and appeals thereof.

Section 4.8                   Severability.  If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement.  Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 4.9                   Amendment or Modification.  This Agreement may be amended or modified from time to time only by the written agreement of all the Parties.  Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement.

Section 4.10                 Integration.  This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter.  This document and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof.  No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.

Section 4.11                 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

Section 4.12                 Notices.  All notices, requests, demands, claims and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder will be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to LARIAT:

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

Attn: Richard J. Gognat

Fax: 405-753-5983

If to CWEI:

6 Desta Drive, Suite 6500

Midland, Texas 79705

Attn: Paul Latham

Fax: 432-688-3247

Any Party may give notice, request, demand, claim, or other communication hereunder using any other means, but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          Section 4.12.                  Resignation of Managers.  LARIAT agrees LARIAT will facilitate the resignation of Dirk M. Van Doren and Randall D. Cooley as Managers of Larclay GP, LLC effective April 15, 2009.

Section 4.13.                Books, Records. LARIAT agrees that for a period of 120 days it  will (a) make available for pickup by CWEI, at CWEI’s cost, all books, records, certificates of title and any and all other documents associated with the management and operation of LARCLAY and LLC and (b) it will facilitate, upon written request by CWEI, the review and copying by CWEI of any and all records relating to the operation of LARCLAY which are in the possession of affiliates of LARIAT during normal business hours, provided, however, that LARIAT may keep copies of any and all such records.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first above written.

LARIAT SERVICES, INC.

By: /s/ Tom W. Ward

Name: Tom W. Ward

Title: Chief Executive Officer

Clayton Williams Energy, Inc.

By: /s/ L. Paul Latham

Name: L. Paul Latham

Title: Executive Vice President and Chief Operating Officer